Exhibit 99.1

Kaleido Biosciences Provides Corporate Update and Reports First Quarter 2020
Financial Results

- Initiating Clinical Studies of KB109 in Outpatients with Mild-to-Moderate COVID-19; Data Anticipated in Q4 2020 -

- Expanding Work in Immune-Mediated and Inflammatory Diseases; Data from New Clinical Study in Ulcerative Colitis Expected in Mid-2021 -

- Conference Call Scheduled for 8:30 a.m. ET Today -

LEXINGTON, Mass., May 14, 2020 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to targeting the microbiome to treat disease and improve human health, today provided a corporate update and announced financial results for the first quarter 2020.

“The COVID-19 pandemic is having an unprecedented impact on the global healthcare system. We continue to adapt our work to prioritize the safety of our employees, as well as patients and clinical staff as study sites limit certain activities in light of the ongoing pandemic,” said Alison Lawton, Kaleido’s President and Chief Executive Officer. “We are fortunate that our product platform and efficient development model provide Kaleido flexibility in responding to the current situation. We have rapidly initiated new clinical programs aimed at addressing the unmet need for outpatients with mild-to-moderate COVID-19 disease and are further exploring the potential of MMTs in immune-mediated and inflammatory diseases in ulcerative colitis. We anticipate data readouts from these and other programs starting in Q4 2020 and throughout 2021.”

Pipeline Update

COVID-19 Program and KB109

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As announced separately today, Kaleido has initiated a clinical program evaluating KB109 when added to Supportive Self-Care for outpatients with mild-to-moderate COVID-19 disease. The program aims to enroll a total of approximately 400 patients in two non-IND controlled clinical studies. Top-line data from the larger, multi-center study are expected in Q4 2020.

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COVID-19 infection has been associated with activation of an inappropriate inflammatory cascade, which in some patients can cause an abnormally aggressive immune response that can lead to pneumonia and respiratory failure. Scientific evidence indicates that metabolites such as short chain fatty acids (SCFAs) produced by the microbiome through fermentation of glycans, are modulators of the immune response and therefore could potentially play a role in limiting this inflammatory cascade.  KB109 is Generally Recognized as Safe (GRAS) and was selected for evaluation in these COVID-19 clinical studies based on its demonstrated ability to increase production of SCFAs as well as to promote commensal bacteria and reduce pathogenic bacteria ex vivo.

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Due to prioritization of KB109 in COVID-19 and anticipated delays due to the pandemic, Kaleido has elected to pause the VITORA clinical study in patients colonized with multidrug-resistant pathogens. The Company is evaluating next steps for its pathogens program, including evaluating KB109 in a patient population at high-risk of infections such as Hematopoietic Stem Cell Transplantation (HSCT) recipients.

Immune-mediated and Inflammatory Diseases Programs

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In addition to exploring immune pathways involved in respiratory viral infections with the COVID-19 program, Kaleido is expanding its efforts to understand the potential of MMTs in addressing immune-mediated and inflammatory diseases, including:

o

Initiating a clinical study later this year evaluating a new MMT candidate, KB295, in approximately 30 patients with mild-to-moderate ulcerative colitis (UC). Top-line results are expected in mid-2021.

o	In its immuno-oncology program, selecting clinical ready, lead MMT candidates that improve therapeutic responses in advanced preclinical models in Q4 2020.
o	Identifying lead MMTs from preclinical studies in validated models of immune-mediated diseases in the first half of 2021.

Metabolic and Liver Diseases Programs

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KB195 is being evaluated in a Phase 2 clinical trial (UNLOCKED) in patients with urea cycle disorders who are inadequately controlled on standard of care. Given limitations on patient visits and the impact on new enrollment due to COVID-19, the Company now anticipates the availability of top-line data will be delayed into the second half of 2021.

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Kaleido has received IND clearance and CTA approvals in nine countries, activated more than 20 sites and recently submitted a protocol amendment that expands the eligibility age to adolescents as young as 12 and adults up to age 70 (previously between 18 and 65), which will help facilitate enrollment.

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In the hepatic encephalopathy program, Kaleido is ready to initiate the next clinical study evaluating KB174 in patients with the disease. Study initiation is dependent on partnering the program and resolution of COVID-19 impact at trial sites.

•	Preclinical work for the cardiometabolic and liver diseases program remains on track for results in Q4 2020.

Key Anticipated 2020 Milestones

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Abstracts featuring clinical and ex vivo data from KB174 have been accepted for poster presentations during The Digital International Liver Congress™ (EASL 2020), rescheduled for August 27-29, 2020. Two of these abstracts were accepted for presentation and published to the online portal for Digestive Disease Week, which was cancelled due to the COVID-19 pandemic.

•	Top-line data from clinical study of KB109 in patients with mild-to-moderate COVID-19 disease expected in Q4 2020.

•	Data from preclinical programs in immuno-oncology and cardiometabolic and liver diseases expected in Q4 2020.

First Quarter 2020 Financial Results

For the first quarter 2020, Kaleido reported a net loss of $19.6 million, or $0.64 per common share, compared to $20.2 million, or $1.56 per common share, for the first quarter 2019. The 2020 first quarter net loss includes non-cash stock-based compensation expenses of $2.7 million, as compared to $2.5 million in the first quarter of 2019.

Research and development (R&D) expenses were $13.1 million for the three months ended March 31, 2020, compared to $15.2 million for the three months ended March 31, 2019. The decrease in R&D expense was primarily driven by decreased external manufacturing and research costs.

General and administrative (G&A) expenses were $5.9 million for the first quarter 2020, compared to $5.4 million for the first quarter of 2019. The first quarter 2020 increase in G&A, as compared to the first quarter of 2019, was primarily due to increased facility-related expenses.

As of March 31, 2020, the Company reported cash and cash equivalents of $53.8 million. Kaleido continues to manage its operating expenses in-line with its pipeline priorities and, as a result, has extended its cash runway further into the first quarter of 2021.

Conference Call and Webcast Information

Kaleido will host a conference call and webcast today, May 14, 2020, at 8:30 a.m. ET to discuss these pipeline updates. To access the live conference call, please dial (833) 423-0448 (domestic) or (956) 394-3566 (international) and reference conference ID 4182326. The live webcast can be accessed in the Investors & Media section of Kaleido’s website at: https://investors.kaleido.com/events-presentations. Due to current high volume accessing virtual events, participants are encouraged to connect at least 15 minutes prior to the call to ensure a timely connection or to utilize the webcast link for listen-only access. An archived webcast will be made available on Kaleido’s website shortly after the event and accessible for 90 days.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted, synthetic glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its discovery and development platform to study MMTs in microbiome samples to rapidly advance MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of our clinical and in vivo studies, our anticipated cash runway and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Form 10-K, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Kaleido Biosciences, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$13,137	$15,182
General and administrative	5,917	5,433
Total operating expenses	19,054	20,615
Loss from Operations	(19,054)	(20,615)
Other (expense) income	(497)	396
Net loss	$(19,551)	$(20,219)
Net loss per share—basic and diluted	$(0.64)	$(1.56)
Weighted-average common shares outstanding used in net loss—basic and diluted	30,333,283	12,963,994

Kaleido Biosciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	March 31,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$53,804	$71,241
Other assets	13,015	11,065
Total assets	$66,819	$82,306
Liabilities and stockholders' equity (deficit)
Liabilities	$33,198	$33,423
Stockholders' equity (deficit)	33,621	48,883
Total liabilities and stockholders' equity (deficit)	$66,819	$82,306

Contacts

Kaleido Biosciences
Amy Reilly
617-890-5721
amy.reilly@kaleido.com

Investors

Lee M. Stern
Solebury Trout
646-378-2922
lstern@soleburytrout.com

Media

Joshua Mansbach
Solebury Trout

646-378-2964

jmansbach@troutgroup.com